UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 17, 2009
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Press Releases for Exchange Offer Amendments & Private Placement of Senior Unsecured Notes
On September 17, 2009, MGM MIRAGE (the “Company”) issued a press release announcing amendments to its private exchange offer for the Company’s outstanding 8.50% senior notes due 2010 (the “Exchange Offer Amendments”). The text of the press release regarding the Exchange Offer Amendments, attached hereto as Exhibit 99.1, is incorporated herein by reference.
Additionally, on September 17, 2009, the Company issued a press release announcing its proposal to make a private placement of $350 million in aggregate principal amount of senior unsecured notes due 2018 (the “Private Placement”). The text of the press release regarding the Private Placement, attached hereto as Exhibit 99.2, is incorporated herein by reference.
CityCenter Investment
The Company is currently evaluating certain impairment considerations in connection with its third quarter 2009 reporting requirements. As disclosed in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 (the “June 30 10-Q”) filed with the Securities and Exchange Commission (“SEC”), the Company evaluates its investments in unconsolidated affiliates for impairment whenever events or changes in circumstances indicate that the carrying value of such investment may have experienced an other-than-temporary decline in value. If such conditions exist, the Company compares the estimated fair value of the investment to its carrying value to determine if an impairment is indicated and determines whether such impairment is “other-than-temporary” based on its assessment of relevant factors. The Company estimates fair value using a discounted cash flow analysis utilizing “Level 3” inputs under Accounting Standards Codification topic 820, Fair Value Measurements and Disclosures,, including market indicators of discount rates and terminal year capitalization rates. At March 31, 2009, the Company reviewed its CityCenter investment for impairment. The Company’s discounted cash flow analysis for CityCenter was based on estimated future cash outflows for construction and maintenance expenditures and future cash inflows from operations and residential sales of CityCenter. Based on its analysis, the Company determined that no impairment charge was necessary at March 31, 2009.
The Company expects to conduct an impairment analysis of its investment in CityCenter as of September 30, 2009. The Company believes it is reasonably likely that the outcome of this review may lead to a non-cash impairment charge but cannot reasonably estimate the amount or range of such impairment charge at this time.
In addition, CityCenter has a significant amount of residential real estate currently under development. Its ability to close out its residential sales program will be based, in part, on future market conditions. As disclosed in the June 30 10-Q, CityCenter may incur a non-cash impairment charge if discounts to the prices of residential units prior to completion lead to a conclusion that the carrying value of the residential inventory is not recoverable based on management’s estimates of undiscounted cash flows. Once the residential inventory is complete, CityCenter will be required to measure such inventory at the lower of a) its carrying value, or b) fair value less cost to sell. It is reasonably likely that the fair value less cost to sell of the residential inventory at completion will be below the inventory’s carrying value, and that the joint venture will be required to record an impairment charge at that time — which may be in the fourth quarter of 2009 or the first quarter of 2010. The Company would record 50% of any such impairment, offset by certain basis differences, as a part of “Income from Unconsolidated Affiliates” in its Consolidated Statements of Operations.
The Company believes that CityCenter will be required to review its residential real estate currently under development for impairment as of September 30, 2009. The Company believes it is reasonably likely that the outcome of this review may lead to a non-cash impairment charge at CityCenter, but cannot reasonably estimate the amount or range of such impairment charge at this time.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(a) Not Applicable
(b) Not Applicable
(c) Not Applicable
(d) Exhibits

No.	Description

99.1	Text of the press release of the Company dated September 17, 2009, regarding Exchange Offer Amendments

99.2	Text of the press release of the Company dated September 17, 2009 regarding Private Placement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: September 17, 2009	By:	/s/ Troy E. McHenry
		Name:	Troy E. McHenry
		Title:	Vice President — Legal Affairs

INDEX TO EXHIBITS

No.	Description

99.1	Text of the press release of the Company dated September 17, 2009, regarding Exchange Offer Amendments.

99.2	Text of the press release of the Company dated September 17, 2009, regarding Private Placement.